                                                                    NEWS RELEASE
SURBURBAN                                              Contact: Robert M. Plante
PROPANE                               Vice President and Chief Financial Officer
                                           P.O. Box 206, Whippany, NJ 07981-0206
                                                             Phone: 973-503-9252

FOR IMMEDIATE RELEASE
---------------------

      SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES ADD-ON PRIVATE OFFERING OF
                     SENIOR NOTES AND NEW TERM LOAN FACILITY

WHIPPANY, NEW JERSEY, MARCH 16, 2005 -- Suburban Propane Partners, L.P.
(NYSE:SPH) (the "Partnership"), a marketer of propane gas, fuel oil and related products and services nationwide, today announced that it proposes to offer $250 million of 6.875% senior notes due 2013 to eligible purchasers in a Rule 144A private placement (the "Senior Notes"). The Senior Notes are expected to be issued as additional notes under the indenture governing the Partnership's existing outstanding $175 million aggregate principal amount of 6.875% senior notes due 2013. Concurrent with the offering of the Senior Notes, the
Partnership intends to enter into a new five-year $125 million term loan facility.

The Partnership intends to use the net proceeds from the offering of the Senior
Notes, together with borrowings under the term loan facility, to redeem all of the outstanding $297.5 million principal amount of 7.54% senior notes due 2011 and the $42.5 million principal amount of 7.37% senior notes due 2012 of
Suburban Propane, L.P., the Partnership's operating partnership and wholly owned subsidiary, including estimated prepayment premiums and related fees and expenses.

Completion of the private placement of Senior Notes and the new term loan facility will be subject to market and other conditions. The private placement will be made only to qualified institutional buyers within the United States and
non-U.S. investors outside the United States. The Senior Notes to be offered in this offering have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United
States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey,
Suburban has been continuously engaged in the retail propane business since
1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than
370 customer service centers in 30 states.

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